Exhibit 10.4

MANAGEMENT AGREEMENT
THIS AGREEMENT made as of the 3rd day of September, 2002.

BETWEEN:	LOCATE TECHNOLOGIES INC., a company duly incorporated pursuant to the laws of the Province of Alberta (hereinafter called the "Company")

OF THE FIRST PART

- and -

P. SPENCER & ASSOCIATES Ltd., a company duly incorporated pursuant to the laws of the Province of Alberta, (hereinafter called the "Executive")

OF THE SECOND PART

THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements hereinafter contained, it is agreed by and between the parties as follows:

1.       The Company will employ the Executive as Vice-President, Operations and the Executive will serve the Company in that capacity upon and subject to the terms and conditions herein contained.

2.       The term of this Agreement shall be one (1) year commencing 3 September, 2002 and ending at 5:00 p.m. on 3 September, 2003 (the "Term"). The Term shall automatically renew for an additional one (1) year period on the same terms and conditions outlined herein, to maximum of three (3) renewal terms, unless, within ninety (90) days of the end of the Term (or any renewal thereof) either party provides notice that it does not desire to renew the Term.

3.       The Executive shall during the Term perform those duties listed in Schedule "A" hereto and such other duties and directions as the Company shall from time to time assign to him (the "Duties"). During the Term, the Executive shall devote the whole of his time and attention as during normal business hours to his Duties and shall do all in his power to promote, develop and extend the business of the Company and its subsidiaries and related companies.

4.       The salary of the Executive shall be CDN$60,000 + GST per annum payable in twelve (12) equal installments payable on the last day of each month during the Term.

In addition, the Executive shall be granted 250,000 common shares of the Company at a price of $.0001 per share pursuant to the terms and conditions of a stock option agreement in the form attached hereto as Schedule "B".

5.       The Executive shall not, either during his employment hereunder or thereafter, except in the proper course of his Duties, or otherwise required by law, divulge to any person whomsoever, and shall use the Executive's best endeavors to prevent the publication or disclosure of:

(a)

any confidential information concerning the business or finances of the Company or any other corporation for which he is directed to perform services hereunder or of any of their dealings, transactions or affairs which may come to the Executive's knowledge during or in the course of the Executive's employment; or

(b)

any trade secrets, knowhow, inventions, technology, designs, methods, formula, processes, copyrights, trademarks, trademark applications, patents, patent applications or any other proprietary information and/or data of the Company (hereinafter collectively called "Intellectual Property").

6.       The Executive agrees with the Company that he will not at any time during his employment or while receiving salary from the Company and for a period of two (2) years following termination of employment for whatever cause or the cessation of payments made under or in connection with this Agreement to the Executive, whichever is the later event, compete with the Company, directly or indirectly, anywhere within the Province of Alberta and whether:

(a)	as a principal, partner or employee;
(b)	as an officer, director or similar official of any incorporated or unincorporated entity engaged in any such business (the "Other" or "Another Entity");
(c)	as a consultant or advisor to any Other Entity;
(d)

as a holder of shares of any Other Entity in such number which, together with all shares of such Other Entity which are subject to an agreement to or which in fact vote (or otherwise act) in concert with the Executive, exercise effective control of any such Other Entity;

(e)

by canvassing or soliciting orders or business for any Other Entity; or in any relationship described in subsections (i) through (v) of this section with any incorporated or unincorporated entity which provides services for or necessarily incidental to the business of Another Entity; without the prior express written consent of the Company.

7.       The Executive acknowledges and agrees that the duration and area within which the aforesaid covenant shall apply have been considered by the Executive who has taken independent legal advice with respect thereto and the restraint and restriction of and on the future activities of the Executive are reasonable in the circumstances.

8.       In the event that:

(a)

the Executive's employment is terminated for cause (as herein defined), the Company has the option to immediately terminate this Agreement, provided that notwithstanding such termination of this Agreement, the Executive shall not be relieved of his obligations under paragraphs 5 and 6 hereof, which obligations shall continue as provided in said paragraphs;

(b)

the Executive voluntarily resigns from the Company, he shall give, unless the Company decides that a shorter period of notice is more appropriate, two (2) months prior notice. After the expiry of such notice period, all obligations (except for the obligations of the Executive under paragraphs 5 and 6 hereof which shall continue as provided in said paragraphs) of the Company and the Executive under this Agreement shall cease;

(c)

the Executive dies or becomes physically or mentally disabled and therefore unable to perform his responsibilities, all obligations of the Company under this Agreement shall cease, in the case of death, immediately upon death and, in the case of physical or mental illness, sixty (60) days after such condition has first been determined;

(d)

the Executive is a director of the Company or of any subsidiary or related company of the Company, upon termination of this Agreement the Executive agrees to and shall and hereby resigns as a director and officer of the Company and of any subsidiary or related company of the Company;

(e)

the Executive resigns, retires or otherwise has his employment terminated, the Executive hereby authorizes the Company or any related company to set off against and deduct from all or any amounts owing to the Executive by the Company or any related company, any amounts owed by the Executive to the Company or any subsidiary or related company of the Company on any account whatsoever.

9.       If the employment of the Executive is terminated for cause, the Executive agrees that the Company shall not be responsible for any salary in lieu of notice or damages after the date of termination.

10.       The term "for cause" shall mean any one or more of the following:

(a)	a significant breach or failure or a continuing breach or failure to observe any of the provisions herein;
(b)	the bankruptcy of the Executive;
(c)	any act of dishonesty detrimental to the well-being of the Company;
(d)	any act of gross negligence relating to performance of assigned responsibility;

(e)

the commission of an indictable offense for which the Executive is convicted, which significantly impairs the Executive's ability to perform his Duties and responsibilities hereunder or which materially adversely affects the reputation enjoyed by the Company;

(f)	failure to comply with reasonable instructions, orders and directions of the board of directors of the Company.

11.       If the Executive contributes to any invention (whether patentable, patented or not) any Intellectual Property, or any improvement or modification to any invention or Intellectual Property, then the Executive's contribution thereto and the invention, Intellectual Property, or improvement thereof shall, without more, be the exclusive property of the Company. The Executive shall execute and all agreements, assurances or assignments which the Company may require and the Executive shall fully cooperate with the Company in the filing and prosecution of any patent applications.

12.       This Agreement supersedes all previous written, verbal or implied terms, conditions and representations relating to the Executive's employment.

13.       The failure of either party at anytime to require strict performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

14.       Each paragraph, clause, sub-clause and provision of this Agreement shall be severable from each other and if for any reason any paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other paragraph, clause, sub-clause or provision. This Agreement and each paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of the law to the intent that where this Agreement or any paragraph, clause, sub-clause or provision hereof would but for the provisions of this paragraph have been read and construed as being void or ineffective, it shall nevertheless be a valid agreement, paragraph, clause, subclause or provision, as the case may be, to the full extent to which it is not contrary to any provision of the law.

15.       This Agreement shall be construed and take effect in all respects in accordance with the laws for the time being in force in the Province of Alberta. The parties hereto submit to the non-exclusive jurisdiction of the Courts of Alberta in respect of any matter or thing arising out of this Agreement or pursuant thereto.

16.       All notices to be given by either party hereto shall be personally delivered or delivered by fax to the following address or such other address as maybe notified by either party.

17.       If to the Company to:

Locate Technologies Inc.
3124 Parsons Road
Edmonton, AB T6N 1 L6

Attention:	Lorne Drever
Phone:	(780) 408-2569 ext. 301
Fax:	(780) 437-8173

with a copy to:
Bryan & Company
Barristers & Solicitors
2600, 10180 - 101 Street
Edmonton, Alberta T5J 3Y2

Attention:	Kimberley D. Silverberg
Phone:	(780) 421-4711
Fax:	(780) 428-6324

18.       If to the Executive to:

P. Spencer & Associates Ltd.
26, 52210 R R232 Sherwood Park, AB T8B 1 B9
Phone: (780)467-0300
Fax: (780)467-0134

IN WITNESS WHEREOF the Company has caused this Agreement to be executed by its duly a authorized officers and its corporate seal to be affixed hereto and the Executive has a affixed is hand and seal personally. I

LOCATE TECHNOLOGIES INC.

Per: /s/ Lorne Drever
Per:____________________

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
	)	/s/ Peter Spencer
Witness	)	PETER SPENCER

SCHEDULE A
1.	Oversee the daily operations of the Company including marketing, sales, product development and manufacturing.

2.	Assist employees as required.

3.	Hire and supervise sales force.

4.	Create and nurture relationships with potential alliance partners.

5.	Look for opportunities for potential business expansion.

6.	Monitor and advise on customer relations.

7.	Other related duties as assigned by the President and/or the Board of Directors.

SCHEDULE B
1.	The company will deliver upon signing or otherwise mutually agreed upon time, 250,000 common shares. Subject to the terms and conditions of the registered Exchange.